UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 24, 2019
MGIC Investment Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-10816	39-1486475
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 E. Kilbourn Avenue, Milwaukee, Wisconsin		53202
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-347-6480

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	MTG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
[  ]  Emerging Growth Company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) MGIC Investment Corporation (the “Company”) announced today that effective July 25, 2019, Patrick Sinks has been named Vice Chairman of the Company and the board of directors and has relinquished his role as President and Chief Executive Officer (“CEO”). Sinks will remain with the Company through January 31, 2020 and on its board of directors through October 31, 2019. These changes were not a result of any disagreement with the Company.
(c) On July 24, 2019, the Board appointed Timothy J. Mattke as the Company’s CEO and elected him to the Board of Directors, in each case effective July 25, 2019. Mr. Mattke, age 43, has been with the Company since 2006 and has been the Executive Vice President and Chief Financial Officer (“CFO”) of the Company and Mortgage Guaranty Insurance Corporation (“MGIC”) since 2014. Prior to being appointed to that role, he served as the Company’s and MGIC’s Controller from 2009 to 2014, and before then held positions within the Accounting and Finance Departments of MGIC. Before joining MGIC, Mr. Mattke was an Audit Manager with PricewaterhouseCoopers LLP. He has a BS and an MS in Accountancy from the University of Wisconsin-Madison and is a CPA.
Mr. Mattke brings to the Board extensive knowledge of our industry, business and operations; financial expertise; a long-term perspective on our strategy; and the ability to lead our Company as the mortgage finance system and the mortgage insurance industry evolve.
In connection with his appointment as the CEO of the Company, Mr. Mattke will receive an annual base salary of $775,000; he will continue to participate in the Company’s cash bonus plan with a revised maximum bonus potential equal to 3.00 times his annual base salary; and he received a grant of 75,000 restricted stock units that will cliff vest and be settled in shares of the Company’s common stock after three years of continuous service.
On July 24, 2019, the Board appointed Salvatore A. Miosi as the Company’s President and Chief Operating Officer (“COO”) effective July 25, 2019. Mr. Miosi, age 53, has been with MGIC since 1988 and has been MGIC’s Executive Vice President - Business Strategies & Operations since January 2017. Prior to being appointed to that role, he served as MGIC’s Senior Vice President - Business Strategies & Operations from 2015 to 2017 and its Vice President of Marketing from 2004 to 2015 and held a variety of leadership positions in the technology, sales and marketing divisions prior to that time. He has a BBA from the University of Wisconsin - Milwaukee and an MBA from Marquette University.
In connection with his appointment as the President and COO of the Company, Mr. Miosi will receive an annual base salary of $620,000; he will continue to participate in the cash bonus plan with a revised maximum bonus potential equal to 2.75 times his annual base salary; and he received a grant of 60,000 restricted stock units that will cliff vest and be settled in shares of the Company’s common stock after three years of continuous service.
On July 24, 2019, the Board appointed Nathaniel H. Colson as the Company’s CFO effective July 25, 2019. Mr. Colson, age 36, has been with MGIC since 2014 and has been MGIC’s Vice President - Finance since January 2019. Prior to being appointed to that role, he served as MGIC’s Assistant Treasurer from 2016 to 2019, and before then held positions in its Risk Management Department. Before joining MGIC, Mr. Colson was a Senior Audit Manager with PricewaterhouseCoopers LLP. He has a BS in Accounting from Marquette University and an MBA from the University of Chicago; and he is a CPA.
In connection with his appointment as the CFO of the Company and MGIC, Mr. Colson will receive an annual base salary of $275,000; he will continue to participate in the cash bonus plan with a revised maximum bonus potential equal to 1.80 times his annual base salary; he received a grant of 20,000 restricted stock units that will cliff vest and be settled in shares of the Company’s common stock after three years of continuous service; and he will continue to be a party to a Key Executive Employment and Severance Agreement with a revised multiple of two, which would be applied to his salary, bonus and certain retirement benefits in determining his termination payment upon a change in control.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION

Date:	July 26, 2019	By: \s\ Paula C. Maggio

Paula C. Maggio
Executive Vice President, General Counsel and Secretary